Core & Main Announces Fiscal 2022 Fourth Quarter and Record Full-Year Results

ST. LOUIS, March 28, 2023—Core & Main Inc. (NYSE: CNM), a leader in advancing reliable infrastructure with local service, nationwide, today announced financial results for the fourth quarter and fiscal year ended January 29, 2023.

Fiscal 2022 Fourth Quarter Highlights (Compared with Fiscal 2021 Fourth Quarter)

•Net sales increased 10.3% to $1,374 million
•Gross profit margin increased 90 basis points to 27.1%
•Net income increased 6.3% to $84 million
•Adjusted EBITDA (Non-GAAP) increased 8.6% to $164 million
•Net cash provided by operating activities increased $272 million to $307 million
Fiscal Year 2022 Highlights (Compared with Fiscal 2021)
•Net sales increased 32.9% to $6,651 million
•Gross profit margin increased 140 basis points to 27.0%
•Net income increased 158.2% to $581 million
•Adjusted EBITDA (Non-GAAP) increased 54.8% to $935 million
•Adjusted EBITDA margin (Non-GAAP) increased 200 basis points to 14.1%
•Net cash provided by operating activities increased $432 million to $401 million
•Closed 8 acquisitions during and subsequent to the year with approximately $175 million of historical annualized net sales
•Opened 3 new locations, building on our commitment to make our products and expertise more accessible nationwide
"Fiscal 2022 was an impressive year for Core & Main," said Steve LeClair, chief executive officer of Core & Main.

"We achieved a record $6.7 billion of net sales. Our ability to grow the business over the last several years is a testament to the investments we have made, our ability to execute with agility and our associates' relentless focus on our customers. Our teams executed at a high level to deliver these record results while improving our operating capabilities and solidifying our platform for growth in the years to come. We welcomed eight new companies to Core & Main during and subsequent to the year with approximately $175 million of historical annualized net sales. Our acquisitions are a key source of new talent and expertise, and they continue to enhance our competitive position as we grow."

"I would like to thank all of our associates, as well as our supplier partners, for their hard work and dedication to serving our customers and communities. Our fiscal 2022 performance builds on the journey we've taken to transform our business and create a stronger platform for long-term growth. Looking forward, we expect to continue generating strong cash flow and our capital allocation strategy remains focused on investing in both organic and inorganic growth opportunities, while returning capital to shareholders. We have significant financial flexibility and liquidity, a proven growth strategy and the platform to capitalize on secular growth trends to deliver value to our stakeholders over the long term."

Three Months Ended January 29, 2023

Net sales for the three months ended January 29, 2023 increased $128 million, or 10.3%, to $1,374 million compared with $1,246 million for the three months ended January 30, 2022. The increase in net sales was primarily attributable to higher selling prices and acquisitions, partially offset by a mid single-digit volume decline. Net sales growth for pipes, valves & fittings, storm drainage products and fire protection products benefited from higher selling prices and acquisitions. Net sales of meter products benefited from higher volumes due to an increasing adoption of smart meter technology by municipalities and an improving supply chain.

Gross profit for the three months ended January 29, 2023 increased $46 million, or 14.1%, to $373 million compared with $327 million for the three months ended January 30, 2022. The increase in net sales contributed an additional $34 million of gross profit and the increase in gross profit as a percentage of net sales contributed $12 million. Gross profit as a percentage of net sales for the three months ended January 29, 2023 was 27.1% compared with 26.2% for the three months ended January 30, 2022. The overall increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, favorable product mix, the execution of our gross margin initiatives and accretive acquisitions.

Selling, general and administrative (“SG&A”) expenses for the three months ended January 29, 2023 increased $30 million, or 16.4%, to $213 million compared with $183 million during the three months ended January 30, 2022. The increase was primarily attributable to an increase of $20 million in personnel expenses, which was driven by higher variable compensation costs and headcount. In addition, distribution and facility costs increased due to inflation and acquisitions. SG&A expenses as a percentage of net sales was 15.5% for the three months ended January 29, 2023 compared with 14.7% for the three months ended January 30, 2022.

Net income for the three months ended January 29, 2023 increased $5 million, or 6.3%, to $84 million compared with $79 million for the three months ended January 30, 2022. The increase in net income was primarily attributable to higher operating income, partially offset by higher interest expense and provision for income taxes.

Adjusted EBITDA for the three months ended January 29, 2023 increased $13 million, or 8.6%, to $164 million compared with $151 million for the three months ended January 30, 2022. Growth in Adjusted EBITDA was primarily attributable to higher net sales and improved gross profit margins. Adjusted EBITDA margin decreased 20 basis points to 11.9% from 12.1% in the prior year period.

Fiscal Year Ended January 29, 2023

Net sales for fiscal 2022 increased $1,647 million, or 32.9%, to $6,651 million compared with $5,004 million for fiscal 2021. The increase in net sales was primarily attributable to higher selling prices, volume growth and acquisitions, with higher selling prices representing approximately three-fourths of the net sales increase. The volume increases were driven by market volume growth and share gains in part due to preferred access to products during a period of material shortages, which helped drive growth across all product lines, and the execution of our sales initiatives. Net sales growth for pipes, valves & fittings and storm drainage products benefited from higher selling prices, end-market growth and acquisitions. Net sales growth for fire protection products also benefited from higher selling prices, share gains and end-market growth. Net sales of meter products benefited from higher volumes due to an increasing adoption of smart meter technology by municipalities and an improving supply chain.

Gross profit for fiscal 2022 increased $515 million, or 40.2%, to $1,795 million compared with $1,280 million for fiscal 2021. The increase in net sales contributed an additional $422 million of gross profit and the increase in gross profit as a percentage of net sales contributed $93 million. Gross profit as a percentage of net sales for fiscal 2022 was 27.0% compared with 25.6% for fiscal 2021. The overall increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, a favorable pricing environment, the execution of our gross margin initiatives and accretive acquisitions.

SG&A expenses for fiscal 2022 increased $163 million, or 22.7%, to $880 million compared with $717 million during fiscal 2021. The increase was primarily attributable to an increase of $127 million in personnel expenses, which was primarily driven by higher variable compensation costs and increased headcount. In addition, distribution and facility costs increased due to volume, inflation and acquisitions. These factors were partially offset by a $14 million decrease related to equity-based compensation expense due to accounting for a modification to equity awards in the prior year period. SG&A expenses as a percentage of net sales was 13.2% for fiscal 2022 compared with 14.3% for fiscal 2021. The decrease was attributable to our ability to leverage our fixed costs and lower equity-based compensation expense during fiscal 2022.

Net income for fiscal 2022 increased $356 million, or 158.2%, to $581 million compared with $225 million for fiscal 2021. The increase in net income was primarily attributable to higher operating income, the $51 million loss on debt modification and extinguishment and equity award modification expense, both of which occurred in fiscal 2021, and lower interest expense, partially offset by increased income taxes.

Adjusted EBITDA for fiscal 2022 increased $331 million, or 54.8%, to $935 million compared with $604 million for fiscal 2021. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit margins, and leveraging our cost structure on the increase in net sales. Adjusted EBITDA margin increased 200 basis points to 14.1% from 12.1% in the prior year period.

Liquidity and Capital Resources

Net cash provided by operating activities for fiscal 2022 was $401 million compared with an outflow of $31 million for fiscal 2021. The improvement in operating cash flow was primarily driven by higher operating income, a smaller investment in working capital and lower interest payments due to the redemption of the Senior 2024 Notes and Senior 2025 Notes completed on July 27, 2021. These factors were partially offset by a $92 million increase in tax payments due to higher income before provision for income taxes.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of January 29, 2023 was $1,301 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 1.4x, an improvement of 1.1x from January 30, 2022. The improvement was attributable to an increase in Adjusted EBITDA and higher cash and cash equivalents.

As of January 29, 2023, Core & Main had cash and cash equivalents totaling $177 million and no outstanding borrowings on the Senior ABL Credit Facility, which provides for borrowings up to $1,250 million, subject to borrowing base availability. As of January 29, 2023, after giving effect to approximately $12 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main would have been able to borrow approximately $1,238 million under the Senior ABL Credit Facility.

Fiscal 2023 Outlook
•Net sales of $6,455 to $6,875 million
•Adjusted EBITDA of $785 to $865 million
•Adjusted EBITDA margin of 12.2% to 12.6%
•Effective income tax rate of 18% to 20%
"We are confident that we are well positioned to capitalize on municipal infrastructure tailwinds, particularly as water utilities begin to accelerate repair and replacement work supported by the federal infrastructure bill," LeClair said. "We expect to continue driving above market growth and gaining market share through our product, customer and geographic expansion initiatives. We expect net sales to range from $6,455 to $6,875 million for fiscal 2023, and we expect gross margin to normalize without the benefit we saw in 2021 and 2022 due to our strategic inventory investments and preferred access to products. Accordingly, we expect Adjusted EBITDA to be in the range of $785 to $865 million, providing a new foundation for further EBITDA margin improvement over the long term."

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on March 28, 2023 at 8:30 a.m. EDT to discuss the Company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing (833) 470-1428 or +1 (404) 975-4839 (international). The passcode for the live call is 858523. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure™ with local service, nationwide®. As a leading specialized distributor with a focus on water, wastewater, storm drainage and fire protection products, and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With approximately 320 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. Core & Main’s 4,500 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for municipal contracts; price fluctuations in our product costs; our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability and cost of freight; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of ESG and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our indebtedness and the potential that we may incur additional indebtedness; the limitations and restrictions in the agreements governing our indebtedness, the Second Amended and Restated Agreement of Limited Partnership of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the fiscal year ended January 29, 2023); increases in interest rates and the impact of transitioning away from the London Interbank Offered Rate ("LIBOR"), generally to the Secured Overnight Financing Rate, as the benchmark rate in contracts; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; the significant influence that Clayton, Dubilier & Rice, LLC ("CD&R") has over us and potential conflicts between the interests of CD&R and other stockholders; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2023.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data)

	Three Months Ended		Fiscal Years Ended
	January 29, 2023	January 30, 2022	January 29, 2023	January 30, 2022

Net sales	$1,374	$1,246	$6,651	$5,004
Cost of sales	1,001	919	4,856	3,724
Gross profit	373	327	1,795	1,280
Operating expenses:
Selling, general and administrative	213	183	880	717
Depreciation and amortization	36	35	140	138
Total operating expenses	249	218	1,020	855
Operating income	124	109	775	425
Interest expense	20	13	66	98
Loss on debt modification and extinguishment	—	—	—	51
Income before provision for income taxes	104	96	709	276
Provision for income taxes	20	17	128	51
Net income	84	79	581	225
Less: net income attributable to non-controlling interests (1)	30	31	215	59
Net income attributable to Core & Main, Inc. (1)	$54	$48	$366	$166

Earnings per share (2)
Basic	$0.31	$0.29	$2.16	$0.57
Diluted	$0.31	$0.28	$2.13	$0.55
Number of shares used in computing EPS (2)
Basic	172,483,768	161,768,901	169,482,199	159,188,391
Diluted	246,275,118	245,775,819	246,217,004	244,451,678

(1) For the fiscal year ended January 30, 2022, the net income attributable to Core & Main, Inc. includes net income prior to the Reorganization Transactions (as defined in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2023) of $74 million and net income subsequent to the Reorganization Transactions of $92 million. Refer to the Statements of Changes in Stockholders’ Equity/Partners’ Capital for a summary of net income attributable to Core & Main, Inc. subsequent to the Reorganization Transactions. See Note 1 for a description of the Basis of Presentation of the consolidated financial statements.

(2) For the fiscal year ended January 30, 2022, represents basic and diluted earnings per share of Class A common stock and weighted average shares of Class A common stock outstanding for the period from July 23, 2021 through January 30, 2022, which is the period following the Reorganization Transactions described in Note 1. The Company analyzed the calculation of earnings per share for the periods prior to the Reorganization Transactions and determined that it resulted in values that would not be meaningful to the users of the consolidated financial statements. Therefore, there is no earnings per share attributable to Core & Main, Inc. for the periods prior to the Reorganization Transactions on July 22, 2021.

CORE & MAIN, INC.
CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data)

	January 29, 2023	January 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$177	$1
Receivables, net of allowance for credit losses of $9 and $5	955	884
Inventories	1,047	856
Prepaid expenses and other current assets	32	26
Total current assets	2,211	1,767
Property, plant and equipment, net	105	94
Operating lease right-of-use assets	175	152
Intangible assets, net	795	871
Goodwill	1,535	1,515
Other assets	88	35
Total assets	$4,909	$4,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15	$15
Accounts payable	479	608
Accrued compensation and benefits	123	109
Current operating lease liabilities	54	49
Other current liabilities	55	58
Total current liabilities	726	839
Long-term debt	1,444	1,456
Non-current operating lease liabilities	121	103
Deferred income taxes	9	35
Payable to related parties pursuant to Tax Receivable Agreements	180	153
Other liabilities	19	17
Total liabilities	2,499	2,603

Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 172,765,161 and 167,522,403 shares issued and outstanding as of January 29, 2023 and January 30, 2022, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 73,229,675 and 78,398,141 shares issued and outstanding as of January 29, 2023 and January 30, 2022, respectively	1	1
Additional paid-in capital	1,241	1,214
Retained earnings	458	92
Accumulated other comprehensive income	45	16
Total stockholders’ equity attributable to Core & Main, Inc.	1,747	1,325
Non-controlling interests	663	506
Total stockholders’ equity	2,410	1,831
Total liabilities and stockholders’ equity	$4,909	$4,434

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions

	Fiscal Years Ended
	January 29, 2023	January 30, 2022
Cash Flows From Operating Activities:
Net income	$581	$225
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	148	150
Equity-based compensation expense	11	25
Loss on debt modification and extinguishment	—	49
Other	—	(14)
Changes in assets and liabilities:
(Increase) decrease in receivables	(51)	(312)
(Increase) decrease in inventories	(149)	(440)
(Increase) decrease in other assets	(4)	(7)
Increase (decrease) in accounts payable	(140)	274
Increase (decrease) in accrued liabilities	5	24
Increase (decrease) in other liabilities	—	(5)
Net cash provided by (used in) operating activities	401	(31)
Cash Flows From Investing Activities:
Capital expenditures	(25)	(20)
Acquisitions of businesses, net of cash acquired	(128)	(179)
Settlement of interest rate swap	—	(5)
Proceeds from the sale of property and equipment	1	1
Net cash used in investing activities	(152)	(203)
Cash Flows From Financing Activities:
IPO proceeds, net of underwriting discounts and commissions	—	664
Offering proceeds from underwriters’ option, net of underwriting discounts and commissions	—	100
Payments for offering costs	—	(8)
Proceeds from issuance of common stock from employee equity plans	1	—
Distributions to non-controlling interest holders	(57)	(52)
Borrowings on asset-based revolving credit facility	244	18
Repayments on asset-based revolving credit facility	(244)	(18)
Issuance of long-term debt	—	1,500
Repayments of long-term debt	(15)	(2,319)
Payment of debt redemption premiums	—	(18)
Debt issuance costs	(2)	(13)
Net cash (used in) provided by financing activities	(73)	(146)
Increase (decrease) in cash and cash equivalents	176	(380)
Cash and cash equivalents at the beginning of the period	1	381
Cash and cash equivalents at the end of the period	$177	$1

Cash paid for interest (excluding effects of interest rate swap)	$74	$126
Cash paid for income taxes	147	55

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with GAAP, we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage, which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the IPO and subsequent secondary offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

• do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

• do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

• do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

• exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

No reconciliation of the estimated range for Adjusted EBITDA for fiscal 2023 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions)	Three Months Ended		Fiscal Years Ended
	January 29, 2023	January 30, 2022	January 29, 2023	January 30, 2022
Net income attributable to Core & Main, Inc.	$54	$48	$366	$166
Plus: net income attributable to non-controlling interests	30	31	215	59
Net income	84	79	581	225
Depreciation and amortization (1)	36	36	143	142
Provision for income taxes	20	17	128	51
Interest expense	20	13	66	98
EBITDA	$160	$145	$918	$516
Loss on debt modification and extinguishment	—	—	—	51
Equity-based compensation	2	3	11	25
Acquisition expenses (2)	2	1	5	7
Offering expenses (3)	—	2	1	5
Adjusted EBITDA	$164	$151	$935	$604

Adjusted EBITDA Margin:
Net Sales	$1,374	$1,246	$6,651	$5,004
Adjusted EBITDA / Net Sales	11.9%	12.1%	14.1%	12.1%

(1) Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2) Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.

(3) Represents costs related to the IPO and subsequent secondary offerings reflected in SG&A expenses in our Statement of Operations.

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions)	Fiscal Years Ended
	January 29, 2023	January 30, 2022
Senior ABL Credit Facility due July 2026	$—	$—
Senior Term Loan due July 2028	1,478	1,493
Total Debt	$1,478	$1,493
Less: Cash & Cash Equivalents	(177)	(1)
Net Debt	$1,301	$1,492
Twelve Months Ended Adjusted EBITDA	935	604
Net Debt Leverage	1.4x	2.5x